Exhibit 99.1

Dillard's, Inc. Announces Definitive Agreement to Sell Assets of
Dillard National Bank

LITTLE ROCK, Ark. -- (BUSINESS WIRE) -- August 8, 2004 -- Dillard's Inc. (NYSE: DDS) ("Dillard's" or the "Company") today announced it has entered into a definitive agreement to sell substantially all the assets of Dillard National Bank, the Company's private label credit card subsidiary, to GE Consumer Finance for approximately $1.25 billion, which includes the assumption of $400 million of securitization liabilities, the purchase of owned accounts receivable and an undisclosed premium. As part of the transaction, Dillard's and GE Consumer Finance will also enter into a long-term marketing and servicing alliance with an initial term of 10 years. The transaction has been approved by both companies and is expected to close by the end of the current fiscal year, subject to customary regulatory review and closing conditions.

Dillard's expects to use net proceeds to reduce debt outstanding, repurchase its common stock and for general corporate purposes. Dillard's expects the transaction to be accretive to fiscal 2005 earnings per share.

STRATEGIC ALLIANCE

As part of the long-term marketing and servicing alliance, the two companies signed a 10-year agreement for GE Consumer Finance to provide a range of services, including marketing support and customer care, to Dillard's proprietary cardholders. Dillard's and GE Consumer Finance will share in the income generated by the long-term marketing and servicing alliance. Depending upon the performance of the alliance, Dillard's anticipates that income generated could be comparable to the earnings currently generated by Dillard National Bank.

Upon completion of the transaction, substantially all of the approximately 500 employees of Dillard National Bank will become employees of GE Consumer Finance.

Dillard's Chief Executive Officer William Dillard, II, stated, "We are pleased to announce this agreement with GE Consumer Finance today. Our new alliance with GE Consumer Finance will provide Dillard's shoppers expanded financing options supported by consistent, customer-friendly account servicing. Our commitment to provide our customers with exciting fashion apparel and home furnishing choices at Dillard's, complemented by excellence in customer service, is further strengthened by this alliance. We are particularly excited by the marketing expertise that GE Consumer Finance will make available to us. We are proud to be associated with GE Consumer Finance, a solid, established leader in consumer finance, and look forward to many years of mutually beneficial operations."

"We're absolutely thrilled to be partnering with a retailer as well known and respected as Dillard's," said Mark W. Begor, President and Chief Executive Officer, GE Consumer Finance-Americas. "This new partnership opens up great opportunities to offer more products, benefits and value to Dillard's customers and to help drive Dillard's sales growth."

Morgan Stanley served as financial advisor to Dillard's on this transaction. Dillard's legal advisors in the transaction were Simpson Thacher & Bartlett, LLP and Sidley Austin Brown & Wood, LLP.

ABOUT DILLARD'S

Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers with annual revenues exceeding $7.8 billion. The Company's 329 stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

ABOUT GE CONSUMER FINANCE

GE Consumer Finance, a unit of General Electric Company, with $117 billion in assets, is a leading provider of credit services to consumers, retailers and auto dealers in 40 countries. GE Consumer Finance, based in Stamford, Conn., offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans and credit insurance. More information about GE Consumer Finance can be found at www.geconsumerfinance.com.

FORWARD-LOOKING INFORMATION

The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's definitive agreement and intention to sell substantially all the assets of Dillard National Bank, to enter into a long term marketing and servicing alliance, expectations regarding use of such sale proceeds, expectations regarding the accretive nature of the transaction and subsequent resulting income generation are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include the Company's success in gaining regulatory review and approval of the transaction; general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; potential disruption from terrorist activity; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. Dillard's expects to use net proceeds to reduce debt outstanding, repurchase its common stock and for general corporate purposes. Dillard's expects the transaction to be accretive to fiscal 2005 earnings per share.


                                      2